Exhibit 10.34

Amendment Number 2

AMENDMENT NUMBER TWO

TO THE

SUBCONTRACTED SERVICES AGREEMENT

BETWEEN

LUCENT TECHNOLOGIES WORLD SERVICES INC.

AND

ANDA NETWORKS, INC.

This Amendment is made by and between Lucent Technologies World Services Inc., (“Lucent”), a Delaware corporation with offices at 600 Mountain Avenue Murray Hill, NJ 07084, and ANDA Networks, Inc. a Delaware corporation with offices at 1274 Geneva Drive, Sunnyvale, CA 94089 (“Customer”), and shall become effective on the date last executed below by authorized representatives of both Lucent and Customer.

WHEREAS the subcontracted Services Agreement Number ENT0600090A1 which became effective March 16, 2006 (“Agreement”), between Lucent and Customer currently provides that unless otherwise agreed, Customer’s orders for work to be performed outside of the United States must be placed upon the applicable Lucent affiliate(s) serving the jurisdiction in question;

WHEREAS the parties now wish to (a) establish terms pursuant to which Customer Instead would be permitted to place orders directly on Lucent for Services to be performed outside of the United States, and (b) address the possibility of Customer’s affiliates operating in jurisdictions outside of the United States to place orders directly upon Lucent’s affiliates serving such jurisdictions

NOW THEREFORE, the parties agree to revise the Agreement as follows:

1. Revise Section 4, to append the following two paragraphs to the end Section 4:

“Notwithstanding the aforementioned, Customer may place purchase orders for services to be performed outside of the United States directly with Lucent. Customer acknowledges that Lucent typically will engage its applicable affiliates as subcontracts for such orders. The engagement of a subcontractor shall not relieve Lucent of any of its obligations under this Agreement. Lucent shall be liable for all acts and omissions of subcontractors and their employees, agents, officers, directors and representatives. Lucent shall require that all subcontractors, as a condition to their engagement, agree to be bound by the provisions in this Agreement relating to treatment of confidential information, intellectual property rights and warranty. In the event Lucent Incure Value Added Tax (“VAT”) including, but not limited to, import VAT and VAT on invoices from affiliated companies that Lucent cannot recover, then Lucent shall charge Customer for the amount of such VAT and Customer shall reimburse Lucent for such amount. Lucent will make commercially reasonable efforts to provide confirming evidence of VAT for Customer’s information, as necessary.

With Lucent’s prior consent, Services also may be performed outside of the United States pursuant to arrangements between the Lucent controlled affiliate(s) serving the jurisdiction(s) in question and the Customer controlled affiliate(s) operating in such jurisdiction(s). Such consent may be conditioned, without limitation, upon Lucent’s assessment of the creditworthiness of the Customer affiliate and/or upon Customer’s willingness to provide a written guaranty of payment by the affiliate in a form satisfactory to Lucent. When such arrangements are permitted, the provisions of the first paragraph of the Section 4 shall apply, with references to “Customer” understood as referring to the Customer affiliate placing purchase orders hereunder.”

LUCENT PROPRIETARY

Amendment Number 2

2. All other terms and conditions set forth in the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties, through their authorized representatives, have executed and made effective this Amendment.

ANDA NETWORKS, INC.		LUCENT TECHNOLOGIES WORLD SERVICES, INC.

By:		By:
Name (Print):	Lewis E. Nichols	Name (Print):	ERIC W. NEGLEY
Title:	VP Operations	Title:	CONTRACT MANAGER
Date:	06-28-06	Date:	28 June 2006

LUCENT PROPRIETARY	2